                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             HELMERICH & PAYNE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

            -------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

            -------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            -------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

            -------------------------------------------------------------------

         5) Total fee paid:

            -------------------------------------------------------------------

[ ] Fee paid previously by written preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
                                   --------------------------------------------

         2) Form Schedule or Registration Statement No.
                                                       ------------------------

         3) Filing Party:
                         ------------------------------------------------------

         4) Date Filed:
                       --------------------------------------------------------

                            HELMERICH & PAYNE, INC.
                             Utica at Twenty-first
                             Tulsa, Oklahoma 74114

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the Annual Meeting of Stockholders of Helmerich & Payne, Inc., will be held at The Philbrook Museum of Art, Patti Johnson Wilson Hall, 2727 South Rockford Road, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 6, 2002, for the following purposes:

          1. To elect three Directors comprising the class of Directors of the Corporation known as the "Second Class" for a three-year term expiring in 2005.

          2. To consider and transact any other business which properly may come before the meeting or any adjournment thereof.

     In accordance with the By-Laws, the close of business on January 9, 2002, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, said meeting. The stock transfer books will not close.

     The Corporation's Proxy Statement is submitted herewith. The annual report for the year ended September 30, 2001, has been mailed previously to all stockholders.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

                                             By Order of the Board of Directors

                                                    /s/ STEVEN R. MACKEY
                                                      STEVEN R. MACKEY
                                                         Secretary

Tulsa, Oklahoma
January 25, 2002

                            HELMERICH & PAYNE, INC.
                             Utica at Twenty-first
                             Tulsa, Oklahoma 74114
                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------

                              GENERAL INFORMATION

     The enclosed proxy is being solicited by and on behalf of the Board of Directors of Helmerich & Payne, Inc. (the "Corporation"), and will be voted at the Annual Meeting of Stockholders on March 6, 2002. This statement and the accompanying proxy are first being sent or given to stockholders on or about January 25, 2002.

     Any stockholder giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivery of a later-dated proxy.

     The cost of this solicitation will be paid by the Corporation. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. The Corporation does not intend to cause a solicitation to be made by specially engaged employees or other paid solicitors.

     At the close of business on January 9, 2002, there were 49,860,447 issued and outstanding shares of the common stock of the Corporation, the holders of which are entitled to one vote per share on all matters. There is no other class of securities of the Corporation entitled to vote at the meeting. Only stockholders of record at the close of business on January 9, 2002, will be entitled to vote at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the name and address of each stockholder of the Corporation who, to the knowledge of the Corporation, beneficially owns more than 5% of the Corporation's common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned, as of January 9, 2002.

                                                       AMOUNT AND
                                                       NATURE OF
     TITLE                 NAME AND ADDRESS            BENEFICIAL    PERCENT
   OF CLASS              OF BENEFICIAL OWNER          OWNERSHIP(1)   OF CLASS
   --------              -------------------          ------------   --------
Common Stock      Wellington Management Company, LLP
                    75 State Street
                    Boston, Massachusetts 02109         5,080,244(2) 10.189%
Common Stock      State Farm Mutual Automobile
                    Insurance Company, One State
                    Farm Plaza, Bloomington,
                    Illinois 61710                      4,128,600(3)  8.280%

---------------

(1) Unless otherwise indicated, all shares are owned directly by the named entity, with such entity possessing sole voting and investment power with respect to such shares.

(2) Wellington Management Company, LLC has shared voting power over 4,192,944 shares and shared power to dispose of 5,080,244 shares. This information is based upon Wellington Management Company, LLP's Schedule 13G Amendment dated November 9, 2001.

(3) This information is based upon State Farm Mutual Automobile Insurance Company's Schedule 13G Amendment dated February 10, 2001.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the total number of shares of common stock beneficially owned by each of the present Directors and nominees, the Corporation's Chief Executive Officer ("CEO") and the other four most highly compensated executive officers (the Chief Executive Officer and other four most highly compensated executive officers collectively, the "named executive officers"), and all directors and executive officers as a group, and the percent of the outstanding common stock so owned by each as of January 9, 2002.

                                               AMOUNT AND
                                               NATURE OF     PERCENT
    DIRECTORS AND NAMED                        BENEFICIAL       OF
    EXECUTIVE OFFICERS       TITLE OF CLASS   OWNERSHIP(1)   CLASS(2)
    -------------------      --------------   ------------   --------
W. H. Helmerich, III          Common Stock     1,991,485(3)   3.994%
Hans Helmerich                Common Stock       617,311(4)   1.229%
George S. Dotson              Common Stock       358,306(5)
Steven R. Shaw                Common Stock       184,034(6)
Douglas E. Fears              Common Stock       109,659(7)
Steven R. Mackey              Common Stock        53,682(8)
L. F. Rooney, III             Common Stock        33,000(9)
John D. Zeglis                Common Stock         7,000
Glenn A. Cox                  Common Stock         6,000(10)
George A. Schaefer            Common Stock         5,000
William L. Armstrong          Common Stock         5,000
Edward B. Rust, Jr.           Common Stock         3,400
All Directors and Executive
  Officers as a Group         Common Stock     3,403,483(11)  6.697%

---------------

 (1) Unless otherwise indicated, all shares are owned directly by the named person, and he has sole voting and investment power with respect to such shares.

 (2) Percentage calculation not included if beneficial ownership is less than one percent of class.

 (3) Includes 150,000 shares owned by The Helmerich Foundation, an Oklahoma charitable trust, for which Mr. Helmerich is Trustee, and 20,000 shares owned by Ivy League, Inc., of which Mr. Helmerich is President and Director. Mr. Helmerich possesses sole voting and investment power over all indirectly owned shares.

 (4) Includes options to purchase 385,000 shares exercisable within 60 days; 9,139 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of January 9, 2002; 21,545 shares owned by Mr. Hans Helmerich's wife, with respect to which he has disclaimed all beneficial ownership; 14,800 shares held by Mr. Helmerich as Trustee for various trusts for members of his immediate family, as to which he has sole voting and investment power; 2,000 shares held by Mr. Helmerich as a Co-trustee for a family trust for which he shares voting and investment power; and 20,000 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Co-trustee, for which he shares voting and investment power.

 (5) Includes options to purchase 260,000 shares exercisable within 60 days; 3,748 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of January 9, 2002; 1,300 shares held in a trust for a family member for which Mr. Dotson, as a Co-trustee, shares voting and investment power; 39,554 shares owned by Mr. Dotson's wife, with respect to which he has disclaimed all beneficial ownership; and 10,125 shares owned by The Dotson Family Charitable Foundation, for which Mr. Dotson is Co-trustee, and for which he shares voting and investment power.

 (6) Includes options to purchase 155,000 shares exercisable within 60 days; and 3,286 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of January 9, 2002; and 4,400 shares in Mr. Shaw's IRA rollover account.

 (7) Includes options to purchase 90,500 shares exercisable within 60 days; and 162 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of January 9, 2002; and 800 shares owned by a charitable foundation, for which Mr. Fears is Co-trustee, and for which he shares voting and investment power.

 (8) Includes options to purchase 47,750 shares exercisable within 60 days; and 459 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of January 9, 2002.

 (9) Includes 29,000 shares held by a corporation controlled by Mr. Rooney.

(10) Includes 2,000 shares held in a revocable trust known as the Glenn A. Cox Trust, UTA, with respect to which voting and investment power are shared with Mr. Cox's wife.

(11) Includes options to purchase 960,050 shares exercisable within 60 days; and 19,266 shares fully vested under the Helmerich & Payne, Inc. 401(k) Plan as of January 9, 2002.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation ("Board") is divided into three classes -- First Class, Second Class, and Third Class -- whose terms expire in different years. The terms of the Directors of the Second Class expire this year, and their successors are to be elected at this Annual Meeting. The terms of the Directors of the Third Class and the First Class do not expire until 2003 and 2004, respectively, and consequently their successors are not to be elected at this Annual Meeting. Upon the conclusion of this Annual Meeting, the First, Second and Third Classes of Directors will be comprised of three Directors each.

     The Directors belonging to the Third Class and the First Class, which are not coming up for election at this meeting, and the Nominees for Directors of the Second Class, are as follows:

DIRECTORS OF THE THIRD CLASS

                                                                                                                   YEAR
                                                    EXPIRATION                                                    FIRST
                                                    OF PRESENT                                                    BECAME
NAME                                          AGE      TERM      PRINCIPAL OCCUPATION AND CURRENT DIRECTORSHIPS  DIRECTOR
----                                          ---   ----------   ----------------------------------------------  --------

W. H. Helmerich, III                          79       2003      Chairman of the Board of the Corporation.         1949
                                                                   Director of Atwood Oceanics, Inc.
[W.H. Helmerich, III photo]

Glenn A. Cox                                  72       2003      Retired President and Chief Operating Officer     1992
                                                                   of Phillips Petroleum Company (large
[Glenn A. Cox photo]                                               integrated oil company). Director of The
                                                                   Williams Companies, Inc.

Edward B. Rust, Jr.                           51       2003      Chairman of the Board and Chief Executive         1997
                                                                   Officer of State Farm Mutual Automobile
[Edward B. Rust, Jr. photo]                                        Insurance Company. Director of State Farm VP
                                                                   Management Corp. and State Farm Mutual Fund
                                                                   Trust.

DIRECTORS OF THE FIRST CLASS

                                                                                                                   YEAR
                                                    EXPIRATION                                                    FIRST
                                                    OF PRESENT                                                    BECAME
NAME                                          AGE      TERM      PRINCIPAL OCCUPATION AND CURRENT DIRECTORSHIPS  DIRECTOR
----                                          ---   ----------   ----------------------------------------------  --------

Hans Helmerich                                43       2004      President of the Corporation and Chief            1987
                                                                   Executive Officer; holds similar positions
[Hans Helmerich photo]                                             as Chairman or President and as Chief
                                                                   Executive Officer of subsidiary companies.
                                                                   Director of Atwood Oceanics, Inc.

George S. Dotson                              61       2004      Vice President of the Corporation and             1990
                                                                   President and Chief Operating Officer of
[George S. Dotson photo]                                           Helmerich & Payne International Drilling
                                                                   Co.; holds similar positions as President
                                                                   and Chief Operating Officer of Helmerich &
                                                                   Payne International Drilling Co. subsidiary
                                                                   companies. Director of Atwood Oceanics, Inc.
                                                                   and Varco International, Inc.

George A. Schaefer                            73       2004      Retired Chairman and Chief Executive Officer      1988
                                                                   of Caterpillar Inc. (manufacturer of
[George A. Schaefer photo]                                         earthmoving, construction, and
                                                                   materials-handling machinery and equipment).
                                                                   Director of Aon Corporation.

NOMINEES FOR THE DIRECTORS OF THE SECOND CLASS

                                                                                                                        YEAR
                                                         EXPIRATION                                                    FIRST
                                                         OF PRESENT                                                    BECAME
NAME                                               AGE      TERM      PRINCIPAL OCCUPATION AND CURRENT DIRECTORSHIPS  DIRECTOR
----                                               ---   ----------   ----------------------------------------------  --------

John D. Zeglis                                     54       2002      Chief Executive Officer and Chairman, AT&T        1989
                                                                        Wireless Services, Inc. (wireless phone
[John D. Zeglis photo]                                                  services company). Director of AT&T Wireless
                                                                        Services, Inc.; Georgia-Pacific Corporation;
                                                                        and Sara Lee Corporation.

William L. Armstrong                               64       2002      Chairman of Transland Financial Services, Inc.    1992
                                                                        (mortgage banking); Cherry Creek Mortgage
[William L. Armstrong photo]                                            Company (mortgage banking); and Frontier
                                                                        Real Estate, Inc. (residential real estate
                                                                        brokerage). Director of UNUMProvident
                                                                        Corporation; Storage Technology Corp.; The
                                                                        McGraw-Hill Companies, Inc.; and Oppenheimer
                                                                        Funds.

L. F. Rooney, III                                  48       2002      Chairman, Manhattan Construction Company          1996
                                                                        (construction and construction management
[L.F. Rooney, III photo]                                                services) and President of Rooney Brothers
                                                                        Company (holding company with interests in
                                                                        construction, electronics and building
                                                                        components). Director of BOK Financial Corp.
                                                                        and Bank of Oklahoma, N.A.

     With regard to the election of the Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Unless otherwise specified, the proxies on the enclosed form which are executed and returned will be voted for the nominees listed above as "Nominees for Directors of the Second Class." The proxies executed and returned on the enclosed form can be voted only for the named nominees. If any one of the nominees is not a candidate at the Annual Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee. The election of Directors will require the affirmative vote of a plurality of the shares of common stock voting in person or by proxy at the Annual Meeting. In all matters other than election of directors, a majority of shares of common stock voting in person or by proxy is required for approval. Abstentions and broker non-votes shall not be counted except for purposes of determining the presence of a quorum at the meeting.

     The Corporation's transfer agent will tabulate all votes which are received prior to the date of the Annual Meeting. The Corporation has appointed two employee inspectors to receive the transfer agent's tabulation, to tabulate all other votes, and to certify the voting results.

     The principal occupation of each of the Directors and the Nominees for Directors of the Second Class is as set forth in the tables above and has been the same occupation for the past five years except with respect to Mr. John D. Zeglis, who was President of AT&T Corporation (1997-1999), Vice Chairman (June-November, 1997) and General Counsel and Senior Executive Vice President (1996-1997); and Mr. Edward B. Rust, Jr. who was President of State Farm Mutual Automobile Insurance Company prior to September, 1998. Mr. Hans Helmerich is a son of Mr. W. H. Helmerich, III.

ATTENDANCE

     There were four regularly scheduled meetings of the Board held during fiscal 2001. No Director attended fewer than 75% of the aggregate of the total number of the meetings of the Board of Directors and its committees held during fiscal 2001.

COMMITTEES

     Mr. Glenn A. Cox, Mr. Edward B. Rust, Jr. and Mr. L. F. Rooney, III are members of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Corporation. Each member of the Audit Committee is "independent" as that term is defined by the Listing Standards of the New York Stock Exchange. During the fiscal year ended September 30, 2001, the Audit Committee held two meetings.

     Mr. William L. Armstrong, Mr. George A. Schaefer, and Mr. John D. Zeglis are members of the Human Resources Committee. The functions of the Human Resources Committee are to review and make recommendations or decisions regarding: (i) the election and salaries of officers and key management employees; (ii) bonus awards, stock option plans and awards, and other fringe benefit plans; and (iii) management succession. During the year ended September 30, 2001, the Human Resources Committee held one meeting.

     The Corporation does not have a nominating committee. All nominations are presented to the Board.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The information contained in the following Summary Compensation Table for fiscal years 2001, 2000, and 1999 is furnished with respect to the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                    ---------------------------------
                                  ANNUAL COMPENSATION                       AWARDS            PAYOUTS
                       ------------------------------------------   -----------------------   -------
                                                         (1)                        (2)
                                                        OTHER                    SECURITIES                 (3)
                                                        ANNUAL      RESTRICTED   UNDERLYING    LTIP      ALL OTHER
 NAME AND PRINCIPAL                                  COMPENSATION     STOCK       OPTIONS     PAYOUTS   COMPENSATION
      POSITION         YEAR   SALARY($)   BONUS($)       ($)        AWARDS($)       (#)         ($)         ($)
 ------------------    ----   ---------   --------   ------------   ----------   ----------   -------   ------------
Hans Helmerich         2001    483,750    550,000        900             --        90,000        --        8,500
President and          2000    460,000    425,000        782             --        90,000        --        8,500
CEO                    1999    440,185    125,000        765             --        90,000        --        8,000

George S. Dotson       2001    416,698    315,000        593             --        60,000        --        8,500
Vice President         2000    405,654    220,000        545             --        60,000        --        8,500
and President of       1999    385,257    110,000        537             --        60,000        --        8,000
Drilling Subsidiary

Steven R. Shaw         2001    304,750    120,000        543             --        50,000        --        8,500
Vice President         2000    286,000    200,000        479             --        50,000        --        8,500
Exploration            1999    262,753     45,000        464             --        50,000        --        8,000
and Production

Douglas E. Fears       2001    250,500    180,000        709             --        30,000        --        8,500
Vice President         2000    237,500    135,000        669             --        30,000        --        8,500
Finance                1999    218,011     37,000        646             --        30,000        --        9,400

Steven R. Mackey       2001    209,804    150,000        475             --        25,000        --        8,500
Vice President,        2000    199,000    110,000        582             --        25,000        --        8,200
General Counsel        1999    190,744     30,000        702             --        25,000        --        8,000
and Secretary

---------------

(1) The amounts specified in this column represent payments of estimated tax liability with respect to Corporation-provided health and retirement benefits. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10% of the total annual salary and bonus reported for each of the named executive officers.

(2) The references to "SARs" in the Summary Compensation Table and all other tables in this Proxy Statement have been omitted, since the Corporation has never authorized any SARs.

(3) With respect to each of the named executive officers, the amounts specified in this column represent only the Corporation's matching contributions to its 401(k) Plan on behalf of each such executive officer.

STOCK OPTION GRANTS

     The following table provides information with respect to stock options granted during fiscal year 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              GRANT DATE
                                                        INDIVIDUAL GRANTS                        VALUE
                                        --------------------------------------------------   -------------
                                                     PERCENT OF
                                        NUMBER OF      TOTAL
                                        SECURITIES    OPTIONS
                                        UNDERLYING   GRANTED TO
                                         OPTIONS     EMPLOYEES    EXERCISE OR                 GRANT DATE
                                         GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   PRESENT VALUE
                 NAME                     (#)(1)        YEAR       ($/SH)(2)       DATE          $(3)
                 ----                   ----------   ----------   -----------   ----------   -------------
Hans Helmerich........................    90,000        .107        32.3125      12/6/10       1,081,800
George S. Dotson......................    60,000        .071        32.3125      12/6/10         721,200
Steven R. Shaw........................    50,000        .059        32.3125      12/6/10         601,000
Douglas E. Fears......................    30,000        .036        32.3125      12/6/10         360,600
Steven R. Mackey......................    25,000        .030        32.3125      12/6/10         300,500

---------------

(1) These options were granted pursuant to the Helmerich & Payne, Inc. 1996 Stock Incentive Plan and are nonqualified stock options which vest annually in 25% increments, beginning one year from the date of grant.

(2) The exercise price is the fair market value of the Corporation's stock on the grant date.

(3) The hypothetical present values on grant date were calculated under a modified Black-Scholes model, which is a mathematical formula used to value options. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value the options include the stock's expected annual volatility rate (50.00%), risk free rate of return (6.03%), dividend yield (0.93%), term (10 years), and discounts for forfeiture of unvested shares (21.21%) and reduced term on vested shares (18.34%).

     The ultimate values of these options will depend on the future market price of the Corporation's stock, which cannot be forecast with reasonable accuracy. The Corporation does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Corporation's employee stock options. The actual value, if any, the optionee will realize will depend on the excess of the market value of the Corporation's stock over the exercise price on the date of exercise.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executive officers of the Corporation concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                              NUMBER OF
                                                                              SECURITIES        VALUE OF
                                                                              UNDERLYING       UNEXERCISED
                                                                             UNEXERCISED      IN-THE-MONEY
                                                                              OPTIONS AT       OPTIONS AT
                                                                              FY-END(#)       FY-END($)(1)
                                     SHARES ACQUIRED                       EXERCISABLE(2)/    EXERCISABLE/
               NAME                  ON EXERCISE(#)    VALUE REALIZED($)   UNEXERCISABLE(3)   UNEXERCISABLE
               ----                  ---------------   -----------------   ----------------   -------------
Hans Helmerich.....................         -0-                  -0-           281,000/         1,539,413/
                                                                               239,000            509,588
George S. Dotson...................         -0-                  -0-           190,000/         1,026,375/
                                                                               160,000            339,750
Steven R. Shaw.....................      25,000            1,064,489            99,000/           249,963/
                                                                               131,000            283,038
Douglas E. Fears...................      13,500              455,841            56,500/           164,931/
                                                                                79,000            169,838
Steven R. Mackey...................      28,500              761,851            18,750/               -0-/
                                                                                66,500            141,557

---------------

(1) Fair market value used for computations in this column was $26.10 per share, which was the closing price of the Corporation's common stock on September 30, 2001.

(2) These totals contain out-of-the-money options of 67,500, 45,000, 37,500 22,500 and 18,750 for Messrs. Helmerich, Dotson, Shaw, Fears and Mackey, respectively.

(3) These totals contain out-of-the-money options of 112,500, 75,000, 62,500, 37,500 and 31,250 for Messrs. Helmerich, Dotson, Shaw, Fears and Mackey, respectively.

LONG-TERM INCENTIVE PLANS

     The Corporation has no long-term incentive plans.

PENSION PLANS

     The pension plan benefit under the Corporation's retirement plan is calculated pursuant to the following formula:



                 Compensation X 1.5% = Annual Pension Benefit.

Pension benefits, which are accrued annually, are determined based on compensation received throughout a participant's career. "Compensation" includes salary, bonus, vacation pay, sick pay, Section 401(k) elective deferrals, and Section 125 "cafeteria plan" deferrals. Therefore, the pension benefit is not determined primarily by final compensation and years of service.

     Based upon this formula, an assumed annual salary and bonus growth rate of 6%, and an age 62 retirement date, the estimated annual benefits payable to each named executive officer at retirement are:

                                                                          ANNUAL
                                                              CURRENT   RETIREMENT
                            NAME                                AGE     BENEFIT(1)
                            ----                              -------   ----------
Hans Helmerich..............................................    43       $569,207
George S. Dotson............................................    61       $145,762
Steven R. Shaw..............................................    51       $180,679
Douglas E. Fears............................................    52       $121,102
Steven R. Mackey............................................    51       $116,943

---------------

(1) The annual retirement benefit has not been reduced for statutory compensation and benefit limits, as amounts over these limits would be payable pursuant to the Supplemental Retirement Income Plan for Salaried Employees of Helmerich & Payne, Inc. The benefits listed above are computed as a straight single life annuity and are not subject to any reduction for Social Security or other offset amounts.

REPORT ON REPRICING OF OPTIONS

     There were no adjustments or amendments to the exercise price of stock options previously awarded to any of the named executive officers during the last fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2001, the members of the Corporation's Human Resources Committee (which functions as the Corporation's compensation committee) were Mr. William L. Armstrong, Mr. George A. Schaefer, and Mr. John D. Zeglis. No executive officer or director of the Corporation has any relationship covered by the Compensation Committee Interlock and Insider Participation regulations.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS

     The Helmerich & Payne, Inc. 1990 Stock Option Plan, the Helmerich & Payne, Inc. 1996 Stock Incentive Plan and the Helmerich & Payne, Inc. 2000 Stock Incentive Plan contain a provision whereby all stock options and restricted stock will automatically become fully vested and immediately exercisable in the event of a "change of control" of the Corporation, as defined in such plans.

     If a named executive officer dies prior to age 65 while employed by the Corporation or after having retired under the Corporation's pension plan, then pursuant to an agreement with each named executive officer the surviving spouse of such deceased executive will be paid $2,250 per month for 120 consecutive months, commencing upon the date of death. Alternatively, if the named executive officer remains in the employment of the Corporation until age 65 or has retired under the provisions of the Corporation's pension plan, then commencing on his 65th birthday such executive officer shall be paid $225 per month for 120 consecutive months.

                        HUMAN RESOURCES COMMITTEE REPORT

     Decisions with regard to the compensation of the Corporation's executive officers are generally made by the Human Resources Committee of the Board ("Committee"). Each member of the Committee is a non-employee director. Decisions about awards under the Corporation's stock-based compensation plans are made by the Committee and reported to the Board. All other decisions by the Committee relating to compensation of the Corporation's executive officers are reviewed and approved by the Board. Generally, the Committee meets in December following the end of a particular fiscal year to consider prospective calendar-year salary adjustments and stock-based compensation, as well as to consider bonus compensation for executive officers for the prior fiscal year.

  Executive Officer Compensation Policies

     The Corporation's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Corporation's performance, recognize individual initiative and achievements, and assist the Corporation in attracting and retaining qualified executives. The Committee relies in large part on compensation studies for the determination of competitive compensation. These studies include salary and bonus compensation data from several competitor companies including certain of those companies contained within the S&P Oil & Gas (Drilling & Equipment)-500 Index. Also, when the Committee contemplates the awarding of stock options or restricted stock to its executives, it considers the nature and amount of stock awards made by competitor companies to their executive officers. In order to implement these objectives, the Corporation has developed a straightforward compensation package consisting of salary, annual bonus, and periodic awards of stock options and/or restricted stock. Each element of the compensation package serves a particular purpose. Salary and bonus are primarily designed to reward current and past performance. Base salaries are conservatively set to recognize individual performance while attempting to generally approximate the median level of base salaries among the Corporation's competitors. Annual bonuses to executive officers are awarded based upon corporate and/or divisional performance criteria, competitive considerations, and the Committee's subjective determination of individual performance. Awards of stock options and restricted stock are primarily designed to tie a portion of each executive's compensation to long-term future performance of the Corporation. The Committee believes that stock ownership by management through stock-based compensation arrangements is beneficial in aligning management's and stockholders' interests. The value of these awards will increase or decrease based upon the future price of the Corporation's stock.

     During fiscal 2001, the Committee, with the assistance of an independent compensation consulting firm, reviewed the Corporation's executive compensation practices. There were no material changes made in the Corporation's executive compensation practices as a result of such review.

     In determining executive compensation for fiscal 2001, the Committee considered the Corporation's overall historical performance and its future objectives, together with fiscal 2001 corporate performance. The Committee believes that this policy provides a certain degree of stability in executive compensation considering the cyclical nature of the Corporation's businesses. Within this framework, the Committee considered several disproportionately weighted corporate and divisional performance objectives in making its compensation decisions for fiscal 2001. The performance objectives applicable to the entire corporation and their weighting were: net income as a percentage of invested capital (70%) and earnings per share (30%). The divisional objectives and weighting for the contract drilling business were: divisional net income as a percentage of invested capital (70%); pre-tax cash flow from operations (15%); and after-tax income (15%). The divisional objectives and weighting for the exploration and production business were: finding cost (50%); after-tax income (25%); and divisional net income as a percentage of invested capital (25%). The Committee determined that not all of the divisional target performance objectives for the exploration and production business were met in fiscal 2001. The Committee determined that all of the divisional target performance objectives for the contract drilling business and all corporate target performance objectives were exceeded in fiscal 2001.

     Each of the executive officers was assigned a 2001 target bonus award expressed as a percentage of base salary. Each of the executive officers was also assigned a corporate and/or divisional performance weighting percentage based upon each officer's corporate and/or divisional responsibilities. Whether an executive officer earns all, more, or a portion of his target bonus award depends upon satisfaction of corporate and/or divisional performance objectives, the corporate and/or divisional weighting assigned to an executive officer and the Committee's subjective determination of individual performance.

     During fiscal 2001, stock options were awarded to the executive officers and other key employees. In making these stock option awards, the Committee considered both individual performance and the amount of stock option awards made by competitors.

     Section 162(m) of the Internal Revenue Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income tax purposes. Historically, the compensation levels of the Corporation's executive officers were well below the $1 million threshold. However, since the Chief Executive Officer's current compensation level will slightly exceed the $1 million deduction cap, the Committee will further analyze Section 162(m) and take such action as it deems appropriate.

  Compensation Paid to the Chief Executive Officer

     Mr. Helmerich's compensation is determined in the same manner as described for the other executive officers. For fiscal 2001, Mr. Helmerich earned a $550,000 bonus and a 5.38% salary increase. Consistent with the Corporation's compensation policies, Mr. Helmerich's salary was increased in order to approximate the median level of base salaries of competitor CEOs. Mr. Helmerich's bonus was increased in light of the Corporation's record earnings and corporate target performance objectives being exceeded in fiscal 2001.

     In addition, the Committee awarded Mr. Helmerich stock options to purchase 90,000 shares of stock. The Committee based this award on its subjective assessment of Mr. Helmerich's performance as CEO and the amount of stock options awarded to competitor CEOs.

                   SUBMITTED BY THE HUMAN RESOURCES COMMITTEE

     William L. Armstrong         George A. Schaefer         John D. Zeglis

                             AUDIT COMMITTEE REPORT

     In conjunction with its activities during the fiscal year ended September 30, 2001, the Audit Committee has reviewed and discussed the Corporation's audited financial statements with management of the Corporation. The members of the Audit Committee have also discussed with the Corporation's independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61. The Audit Committee has received from the Corporation's independent accountant the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent accountant the independent accountant's independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Corporation's Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the Corporation's fiscal year ended September 30, 2001.

                        SUBMITTED BY THE AUDIT COMMITTEE

        Glenn A. Cox        Edward B. Rust, Jr.        L. F. Rooney, III

PERFORMANCE GRAPH

     The following performance graph reflects the yearly percentage change in the Corporation's cumulative total stockholder return on common stock as compared with the cumulative total return of the S&P 500 Index and the S&P Oil & Gas (Drilling & Equipment)-500 Index. All cumulative returns assume reinvestment of dividends and are calculated on a fiscal year basis ending on September 30 of each year.

                    CUMULATIVE TOTAL RETURN ON COMMON STOCK



                              [PERFORMANCE GRAPH]

                                Base
                               Period
                            September '96   September '97  September '98  September '99  September '00  September '01
---------------------------------------------------------------------------------------------------------------------
 HELMERICH & PAYNE, INC.         100.00         185.16          98.30         120.14         173.12         126.12
 S&P 500 INDEX                   100.00         140.45         153.15         195.74         221.74         162.71
 S&P OIL & GAS (DRILLING
  & EQUIPMENT)-500 INDEX         100.00         183.95         108.22         144.26         203.70         109.97

DIRECTOR COMPENSATION

     Each non-employee Director receives a $2,500 attendance fee for each regularly scheduled meeting that he attends, plus expenses incurred in connection with attending meetings. Pursuant to the Non-Employee Directors' Stock Compensation Plan, each non-employee Director received in October, 2000, 800 shares of the Corporation's common stock as an annual retainer fee in lieu of a cash retainer payment. The Non-Employee Directors' Stock Compensation Plan was terminated in March, 2001. Effective for fiscal 2002 and subsequent fiscal years, each non-employee Director will be eligible to receive stock option awards pursuant to the Helmerich & Payne, Inc. 2000 Stock Incentive Plan as an annual retainer fee in lieu of a cash retainer payment. Mr. W. H. Helmerich, III receives no compensation from the Corporation for serving as its Chairman of the Board, nor do the employee Directors receive compensation for serving on the Board of Directors.

     Members of the Corporation's Audit Committee and the Human Resources Committee receive a fee of $500 per meeting attended, plus expenses incurred in connection with attending meetings. It is anticipated that there will be four regularly scheduled meetings of the Board during fiscal 2002.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Mr. W. H. Helmerich, III, Chairman of the Board, retired from the Corporation in December of 1989. Pursuant to a consulting agreement with the Corporation, he receives $154,800 per year for a one-year term commencing January 1, 1990, plus reimbursement of reasonable business, travel, and other expenses in consideration of his agreement to provide advisory and consulting services (exclusive of services rendered by Mr. Helmerich as Chairman of the Board) to the Corporation. The consulting agreement is automatically renewed for successive one-year terms unless terminated by the Corporation or Mr. W. H. Helmerich, III.

     Mr. Rik Helmerich is a son of Mr. W. H. Helmerich, III and the brother of Mr. Hans Helmerich. The Corporation, through a wholly-owned subsidiary, owns an outdoor shopping mall and leases space, at competitive rates, to two restaurants which are partially owned by Mr. Rik Helmerich. The annual rental paid by such restaurants to the Corporation's subsidiary in fiscal 2001 totaled approximately $191,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     For the fiscal year ended September 30, 2001, all reports were filed on a timely basis with the Securities and Exchange Commission with the following exceptions: (i) Hans Helmerich, President and Chief Executive Officer of the Corporation, filed one Form 4 on March 12, 2001, rather than on the due date of March 10, 2001. This report related to four sales that covered an aggregate of 18,625 shares of the Corporation's common stock and the gift of 500 shares of the Corporation's common stock; and (ii) W. H. Helmerich, III, Chairman of the Board of the Corporation, filed one Form 4 on March 12, 2001, rather than on the due date of March 10, 2001. This report related to two sales that covered an aggregate of 20,000 shares of the Corporation's common stock and the gift of 10,000 shares of the Corporation's common stock.

     In making this disclosure, the Corporation has relied solely upon the written representations of its Directors and executive officers, and copies of the reports they have filed with the Securities and Exchange Commission.

INDEPENDENT ACCOUNTANTS

     The independent public accounting firm selected by the Corporation for the current year which audited the accounts of the Corporation for the fiscal year most recently completed is Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the stockholders' meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

AUDIT FEES

     For fiscal 2001, the Corporation agreed to pay Ernst & Young LLP a total audit fee of $149,140, which has been paid. The audit fee covers the (i) annual audit of the Corporation's financial statements included in the Corporation's Form 10-K, and (ii) review of the Corporation's quarterly reports on Form 10-Q for the fiscal year ended September 30, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Ernst & Young LLP did not perform any financial information technology services for the Corporation during fiscal 2001.

ALL OTHER FEES

     The Corporation was billed a total of $309,700 for all other services, including $46,055 for audit-related services and $263,645 for tax-related and other services rendered by Ernst & Young LLP during the fiscal year ended September 30, 2001.

     The Audit Committee considered whether Ernst & Young LLP's provision of non-audit services is compatible with maintaining such firm's independence.

STOCKHOLDER PROPOSALS

     The Corporation's annual meeting for 2003 will be held Wednesday, March 5, 2003. Any stockholder wishing to submit a proposal to the vote of the stockholders at such 2003 annual meeting must submit such proposal or proposals in writing to the Corporation at its executive office in Tulsa, Oklahoma,
Attention: Corporate Secretary, on or before September 27, 2002. For any other proposal that a stockholder wishes to have considered at the Corporation's 2003 annual meeting, the Corporate Secretary must receive written notice of such proposal during the period beginning December 20, 2002, and ending January 14, 2003. Proposals which are not received in such time period will be considered untimely and the persons serving as proxies will have discretion to vote on such matters at the meeting. In addition, proposals must also comply with the Corporation's By-Laws and the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

     As of this date, management knows of no business which will come before the meeting other than that set forth in the notice of said meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote on it in accordance with their best judgment.

                                             By Order of the Board of Directors

                                                    /s/ STEVEN R. MACKEY
                                                      STEVEN R. MACKEY
                                                         Secretary

Dated: January 25, 2002

                                             -----------------------------------
                                             -----------------------------------

                                                  NOTICE OF ANNUAL MEETING

                                                       OF STOCKHOLDERS

                                                         TO BE HELD

                                                        MARCH 6, 2002

                                                             AND

                                                       PROXY STATEMENT

                                                [HELMERICH & PAYNE, INC. LOGO
                                                          OMITTED]

                                                   HELMERICH & PAYNE, INC.

                                             -----------------------------------
                                             -----------------------------------

                            PROXY FOR ANNUAL MEETING

                            HELMERICH & PAYNE, INC.

      THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints as his/her proxies, with powers of substitution and revocation, W. H. Helmerich, III, Hans Helmerich, and Steven R. Mackey, or each of them (the "Proxies"), to vote all shares of Helmerich & Payne, Inc., which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Helmerich & Payne, Inc., to be held at The Philbrook Museum Of Art, Patti Johnson Wilson Hall, 2727 South Rockford Road, Tulsa, Oklahoma, on Wednesday, March 6, 2002, at 12:00 noon, Tulsa time, and all adjournments thereof.

1. Nominees for Directors of the "Second Class" for a three-year term are William L. Armstrong, L. F. Rooney, III and John D. Zeglis. DIRECTORS RECOMMEND A VOTE FOR ITEM 1.

[ ] FOR all listed nominees      [ ] WITHHOLD vote from           [ ] WITHHOLD vote only from  __________
                                   all listed nominees

                            (Continued on Next Page)

                          (Continued from First Page)

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE WISHES OF THE STOCKHOLDER AS SPECIFIED IN THE SQUARES AND ON THE LINE PROVIDED ON THE REVERSE SIDE HEREOF; HOWEVER, IF NO SPECIFICATION IS MADE IN THE SQUARES OR ON THE LINE PROVIDED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FULL SLATE OF DIRECTORS.

   PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                                           Dated: ---------------------- , 2002

                                           -------------------------------------
                                           (Sign here exactly as name appears
                                           herein. When shares are held by joint
                                           tenants, both must sign. When signing
                                           as attorney, executor, administrator,
                                           guardian, or trustee, please give
                                           your full title as such. If a
                                           corporation, please sign in full
                                           corporate name by duly authorized
                                           officer and give title of officer. If
                                           a partnership, please sign in
                                           partnership name by authorized
                                           person.)

                                           -------------------------------------
                                                (Signature if held jointly)

                          APPENDIX TO ELECTRONIC FILING

               LIST OF IMAGE INFORMATION NOT FILED ELECTRONICALLY

Photographs of the Directors and Nominees for Directors have been omitted from Pages 4 through 6 of this Proxy Statement.

A graphic representation of the Performance Graph described on Page 15 of this Proxy Statement has been omitted.

Proxy for Annual Meeting is filed herewith as an appendix.